                                                                    EXHIBIT 12
WARNER-LAMBERT COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

                                                                Years Ended December 31,
                                Nine Months Ended     ----------------------------------------------
                               September 30, 1998     1997       1996       1995       1994     1993
                               -------------------    ----       ----       ----       ----     ----
Earnings before income taxes and
 accounting changes (less
   minority interests)                 $1,285.8   $1,233.4   $1,107.7   $1,018.6   $  913.1   $318.5
Add:
   Interest on indebtedness-
     excluding amount capitalized          87.6      167.0      145.9      122.7       93.7     64.2
   Amortization of debt expense              .6         .4         .5         .4         .4       .5
   Interest factor in rent
     expense (a)                           23.0       30.7       27.5       26.9       26.2     25.4
                                       --------   --------   --------   --------    -------   ------
        Adjusted earnings              $1,397.0   $1,431.5   $1,281.6   $1,168.6   $1,033.4   $408.6
                                       ========   ========   ========   ========   ========   ======

Fixed Charges:
   Interest on indebtedness            $   87.6   $  167.0   $  145.9   $  122.7   $   93.7   $ 64.2
   Capitalized interest                    14.4        8.3        9.6       10.1        9.4      8.6
   Amortization of debt expense              .6         .4         .5         .4         .4       .5
   Interest factor in rent
     expense (a)                           23.0       30.7       27.5       26.9       26.2     25.4
                                       --------   --------   --------   --------   --------   ------
        Total fixed charges            $  125.6   $  206.4   $  183.5   $  160.1   $  129.7   $ 98.7
                                       ========   ========   ========   ========   ========   ======

Ratio of earnings to fixed charges         11.1        6.9        7.0        7.3        8.0      4.1(b)
                                       ========   ========   ========   ========   ========   ======

(a) Represents one third of rental expense, which the Company believes is a reasonable approximation.

(b) The Company's ratio of earnings to fixed charges for 1993 would have been 9.5 excluding the restructuring charges of $525.2.



